Exhibit 23

                     ROWLES & COMPANY, LLP
                 Certified Public Accountants






Glen Burnie Bancorp
Glen Burnie, Maryland


     We hereby consent to the use in this annual report of Form
10-K of our report, dated March 8, 1996, on the consolidated financial statements of Glen Burnie Bancorp and Subsidiary appearing in the annual report.




/s/ Rowles & Company, LLP

Baltimore, Maryland
April 14, 1997